AGREEMENT

                  WHEREAS, Asset Value Fund Limited Partnership ("Asset Value") owns 900,000 shares of stock in FIND/SVP, Inc., (the "Company"); and

                  WHEREAS, Asset Value has commenced an action in the United States District Court for the Southern District of New York entitled ASSET VALUE FUND LIMITED PARTNERSHIP V. FIND/SVP, INC., AND ANDREW P. GARVIN, 97 Civ 3977
(LAK), which seeks damages for alleged violations of Section 10(b) of the Securities Exchange Act of 1934 and for common law fraud; and

                  WHEREAS, Asset Value has also commenced an action in the Supreme Court of the State of New York, County of New York entitled ASSET VALUE FUND LIMITED PARTNERSHIP V. BRIGITTE DE GASTINES AND JEAN-LOUIS BODMER, Index No. 606165/97, which seeks to remove two directors of the Company pursuant to New York Business Corporation Law Section 706(d), and defendants have removed this action to the United States District Court for the Southern District of New York, where it was assigned Docket No. 97 Civ. 9545 (LAK); and

                  WHEREAS, the parties wish to settle those actions and resolve all of their disputes relating to Asset Value's purchases and ownership of shares of stock in the Company and to the governance of the Company without any acknowledgement of wrongdoing by any party,

                  IT IS HEREBY AGREED as follows:

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                  1.  The  Company  will  pay to  Asset  Value  legal  fees  and disbursements in the amount of $110,000 on or before February 20, 1998.

                  2. The Company will cause Asset Value's 900,000 shares of stock in the Company to be purchased at $1.25 per share on or before February 20, 1998.

                  3. If within two years of the date of the payments referred to in paragraphs 1 and 2 above, (a) the Company sells all or substantially all of its assets, (b) the Company is merged into or combined with another company, (c) any person acquires a majority of the outstanding shares of the Company pursuant to a tender offer, (d) the Company is taken private, or (e) the Company undergoes a recapitalization or restructuring, and in any such case the shareholders of the Company receive consideration (whether cash, securities or otherwise) of more than $1.25 per share, then, immediately after the consummation of such transaction, the Company will pay to Asset Value an amount equal to 900,000 times the difference between $1.25 and the amount paid to the shareholders up to a maximum difference of $1.75 per share (I.E., a maximum price of $3.00 per share).

                  4. At the time of the payments referred to in paragraphs 1 and 2 above, Asset Value and the Company will execute and deliver to each other a general release in the form annexed as Exhibit A hereto.

                  5. At the time of the payments referred to in paragraphs 1 and 2 above, Asset Value will execute and deliver to the Company a stipulation and order of dismissal with prejudice of the pending actions in the forms annexed as Exhibit B hereto.

                  6. For a period of five years from the date of this Agreement, neither Asset Value nor Paul Koether will purchase, either directly or indirectly, any shares of

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stock in the  Company,  and after the sale of shares  referred to in paragraph 2 above, neither Asset Value nor Paul Koether will own or control, either directly or indirectly, any shares of stock in the Company.


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Dated:   New York, New York
         January 20, 1998

Asset Value Fund Limited Partnership                          FIND/SVP, Inc.

By: /s/ PAUL KOETHER                                  By:  /s/ ANDREW P. GARVIN
   -----------------                                       --------------------
        Paul Koether                                           Andrew P. Garvin